Issuer Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-134864

Final Terms and Conditions

Issuer:	American Express Credit Corporation
Rating:	Aa3/A+/A+
Amount:	$600,000,000
Trade Date:	November 7, 2006
Settlement Date:	November 9, 2006
Maturity Date:	November 9, 2009
Coupon Rate:	1-month-Libor + 6bp
Offering Price to Public:	100.000%
Commissions:	0.03000%
Net Price:	99.9700%
Net Proceeds:	$599,820,000.00
All-in Spread v. 1-mo-Libor:	1-mo-Libor + 7bp
First Payment Date:	December 11, 2006
Interest Reset Dates:	On the 9th of each month
Interest Payment Dates:	On the 9th of each month
Interest Determination Date:	Second London banking day preceding the distribution reset
Day Count:	Actual/360
Denominations:	$1,000 X $1,000
Documentation:	American Express Credit Co MTN Program
Underwriting Agents:	BNP PARIBAS / Deutsche Bank
CUSIP:	0258M0CR8

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling toll-free: 1-800-525-5450.